Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Third Quarter 2015 Results (Unaudited)

Third Quarter 2015 Summary

•	Net income of $7.8 million, or $0.36 per diluted share, an increase of 16% from prior year

•	Net income of $8.2 million, or $0.38 per diluted share, adjusted for merger related expenses

•	ROAA of 1.25% and ROATCE of 14.96%, adjusted for merger related expenses

•	Efficiency ratio of 53.55%

•	Net interest margin of 4.14%

•	Growth in loans of $49.3 million and in non-interest bearing deposits of $45.2 million

•	Tangible book value increased to $10.80 per share

•	Announced acquisition of Security California Bancorp on October 1, 2015

Irvine, Calif., October 21, 2015 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the third quarter of 2015 of $7.8 million, or $0.36 per diluted share. This compares with net income of $7.8 million, or $0.36 per diluted share, for the second quarter of 2015 and net income of $5.5 million, or $0.31 per diluted share, for the third quarter of 2014. Net income for the third quarter of 2015 includes $400,000 of merger related expenses associated with the acquisition of Security California Bancorp ("Security"). Excluding the non-tax deductible merger-related expenses, adjusted net income for the third quarter of 2015 was $8.2 million, or $0.38 per diluted share.

For the three months ended September 30, 2015, the Company’s return on average assets was 1.19% and return on average tangible common equity was 14.25%, or 1.25% and 14.96% after adjusting for the merger related expenses, respectively. For the three months ended June 30, 2015 the return on average assets was 1.18% and the return on average tangible common equity was 14.84%. For the three months ended September 30, 2014 the return on average assets was 1.14% and the return on average tangible common equity was 13.60%.

Steven R. Gardner, President and Chief Executive Officer of the Company, commented on the results, “We are seeing positive trends in loan production, core deposit growth, expense management and credit quality, which resulted in earnings per share increasing by 16% over the prior year.

“We originated $236 million of new loans in the third quarter, including $48 million in SBA loan production, which was the largest quarter ever for our SBA lending group. Much of our new loan production came on late in the quarter, which should drive a higher level of interest income going forward. We also continued to see strong core deposit growth with noninterest bearing deposits increasing by $45.2 million in the quarter, or a 28.5% annualized growth rate. We have a healthy loan and deposit pipeline and we expect to end 2015 with another strong quarter of balance sheet growth.

“We are well underway in the approval process for our pending acquisition of Security California Bancorp, and we are excited about the opportunities created through this transaction. We will be adding a proven team of commercial bankers that will improve our overall C&I banking capabilities. We have received a great response from Security customers, who will benefit from the expanded suite of treasury management products that will be available to them and the higher lending limits that we are able to provide. We see exceptional opportunities to expand banking relationships with Security’s existing customers, as well as to further grow our customer base throughout Southern California. As we capture the synergies we project for this merger, we believe the addition of Security’s talent, customer base and branch network will significantly enhance the value of our franchise in the years to come,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Financial Highlights	(dollars in thousands, except per share data)
Net income	$7,837	$7,825	$5,450
Diluted EPS	$0.36	$0.36	$0.31
Return on average assets	1.19%	1.18%	1.14%
Adjusted return on average assets	1.25%	1.18%	1.14%
Adjusted net income (1)	$8,237	$7,825	$5,450
Return on average tangible common equity (2)	14.25%	14.84%	13.60%
Adjusted return on average tangible common equity (1)(2)	14.96%	14.84%	13.60%
Net interest margin	4.14%	4.26%	4.14%
Cost of deposits	0.32%	0.31%	0.35%
Efficiency ratio (3)	53.55%	53.66%	56.57%

(1) Adjusted to exclude merger related expenses, net of tax.
(2) A reconciliation of the non-GAAP measures of average tangible common equity to the GAAP measures of common stockholders' equity is set forth at the end of this press release.
(3) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities and other-than-temporary impairment recovery (loss) on investment securities.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $26.0 million in the third quarter of 2015, a decline of $712,000 or 2.7% from the second quarter of 2015. The decrease in net interest income reflected a decrease in average interest-earning assets of $26.3 million, and a decrease in the net interest margin of 12 basis points to 4.14%. The decrease in average interest-earning assets during the third quarter of 2015 was primarily related to lower utilization rates of warehouse mortgage lines of credit that resulted in a $65.6 million decrease in average outstanding balances on these lines in comparison to the second quarter of 2015. The reduction in the net interest margin to 4.14% was mostly the result of a decrease in the yield on earning assets of 10 basis points. The Company received a special dividend from the San Francisco Federal Home Loan Bank during the second quarter of 2015 of approximately $500,000. This dividend had the impact of increasing the net interest margin by 8 basis points in the second quarter. Additionally, the yield on earning assets was negatively impacted as a result of an unfavorable asset mix arising from the $46.5 million decrease in average loans and a $20.3 million increase in average cash balances from the prior quarter.

Net interest income for the third quarter of 2015 increased $7.0 million or 37.0% compared to the third quarter of 2014. The increase was related to an increase in average interest-earning assets of $675 million, primarily related to our organic loan growth since the end of the third quarter of 2014 and our acquisition of Independence Bank during the first quarter of 2015. Our net interest margin remained unchanged from the prior year at 4.14%.

Provision for Loan Losses

A provision for loan losses was recorded for the current quarter in the amount of $1.1 million, as a result of growth in the loan portfolio from June 30, 2015 to September 30, 2015. Net loan charge-offs were $17,000 for the quarter.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(dollars in thousands)

Cash and investments	$430,805	$1,812	1.68%	$410,605	$2,158	2.10%	$342,976	$1,484	1.73%
Loans receivable, net (1)	2,064,768	27,288	5.24%	2,111,253	27,581	5.24%	1,477,896	19,550	5.25%
Total interest-earning assets	2,495,573	29,100	4.63%	2,521,858	29,739	4.73%	1,820,872	21,034	4.59%

Liabilities
Interest-bearing deposits	1,464,577	1,719	0.47%	1,403,396	1,589	0.45%	1,067,624	1,317	0.49%
Borrowings	190,408	1,332	2.77%	333,943	1,389	1.67%	209,521	697	1.32%
Total interest-bearing liabilities	1,654,985	3,051	0.73%	1,737,339	2,978	0.69%	1,277,145	2,014	0.63%
Noninterest-bearing deposits	674,795			627,674			418,129
Net interest income		$26,049			$26,761			$19,020
Net interest margin (2)			4.14%			4.26%			4.14%

(1) Average balance includes nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2) Represents net interest income divided by average interest-earning assets.

Noninterest income

Noninterest income for the third quarter of 2015 was $5.0 million, an increase of $313,000 or 6.6% from the second quarter of 2015. The increase from the second quarter of 2015 was primarily related to a $298,000 increase in loan servicing fees and a $298,000 increase in other income, partially offset by a $177,000 decrease in net gain from the sale of loans and a $101,000 decrease in net gain from the sales of investment securities.

Compared to the third quarter of 2014, noninterest income for the third quarter of 2015 increased $558,000 or 12.5%. The increase was primarily related to an increase in gain on the sale of loans of $769,000 and an increase in loan servicing fees of $475,000, partially offset by a $578,000 decrease in other income.

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
NONINTEREST INCOME	(dollars in thousands)
Loan servicing fees	$1,022	$724	$547
Deposit fees	629	634	412
Net gain from sales of loans	2,544	2,721	1,775
Net gain from sales of investment securities	38	139	363
Other income	792	494	1,370
Total noninterest income	$5,025	$4,712	$4,467

 Noninterest Expense

Noninterest expense totaled $17.4 million for the third quarter of 2015, an increase of $160,000 or 0.9%, compared with the second quarter of 2015. The increase was primarily related to the increase in non-recurring merger-related expenses of $400,000. Excluding the impact of non-recurring merger related expenses, non-interest expense decreased by approximately $240,000, as legal and professional expense decreased by $156,000.

In comparison to the third quarter of 2014, noninterest expense grew by $4.0 million or 30%. The increase in expense was primarily related to the additional costs from the personnel and branches retained from the acquisition of Independence Bank, combined with our continued investment in personnel to support our organic growth in loans and deposits.

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
NONINTEREST EXPENSE	(dollars in thousands)
Compensation and benefits	$9,418	$9,486	$7,490
Premises and occupancy	2,151	2,082	1,723
Data processing and communications	681	716	420
Other real estate owned operations, net	9	56	11
FDIC insurance premiums	355	363	257
Legal, audit and professional expense	505	661	625
Marketing expense	567	615	318
Office and postage expense	525	505	441
Loan expense	370	263	258
Deposit expense	917	982	747
Merger related expense	400	—	—
CDI amortization	344	344	254
Other expense	1,132	1,141	799
Total noninterest expense	$17,374	$17,214	$13,343

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Operating Metrics
Efficiency ratio (1)	53.55%	53.66%	56.57%
Noninterest expense to average total assets	2.64	2.59	2.80
Full-time equivalent employees, at period end	331.5	328.5	259.5

(1) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities and other-than-temporary impairment recovery (loss) on investment securities.

Income Tax

For the third quarter of 2015, our effective tax rate was 38%, compared with 37% and 38.5% for the second quarter of 2015 and third quarter of 2014, respectively. The increase in the effective tax rate from the second quarter of 2015 was the result of the non-deductible merger related expenses incurred in the third quarter of 2015.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $2.17 billion at September 30, 2015, an increase of $49.3 million or 2.3% from June 30, 2015, and an increase of $620 million or 40.0% from September 30, 2014. The increase from June 30, 2015, was due to growth in franchise loans, construction lending, Small Business Administration ("SBA") loans, and commercial and industrial loans, which were partially offset by a decrease in utilization of warehouse facilities loans. The $620 million increase in loans from September 30, 2014, included $333 million in loans acquired from Independence Bank. The total end of period weighted average interest rate on loans, excluding fees and discounts, at September 30, 2015 was 4.90%, compared to 4.89% at June 30, 2015 and 4.93% at September 30, 2014.

Loan activity during the third quarter of 2015 included organic loan originations and purchases of $249 million. Originations of loan commitments of $236 million included franchise loan originations of $52.6 million, construction loan originations of $50.8 million, SBA loan originations of $48.5 million and commercial and industrial loan originations of $24.7 million. At September 30, 2015 our loan to deposit ratio was 101.3%, compared with 101.1% and 100.3% at June 30, 2015 and September 30, 2014, respectively.

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
LOAN ROLLFORWARD	(dollars in thousands)
Loans originated and purchased	$248,815	$283,676	$180,641
Repayments	(127,475)	(112,414)	(55,670)
Loans sold	(28,039)	(88,416)	(25,070)
Change in undisbursed	(45,085)	(95,519)	(18,523)
Change in allowance	(1,045)	(1,454)	(1,034)
Other	1,080	(154)	(142)
Increase (decrease) in loans, net	$48,251	$(14,281)	$80,202

	September 30,	June 30,	September 30,
	2015	2015	2014
Loan Portfolio	(dollars in thousands)
Business loans:
Commercial and industrial	$288,982	$284,873	$218,871
Franchise	295,965	257,582	163,887
Commercial owner occupied	302,556	294,545	215,938
SBA	70,191	50,306	20,482
Warehouse facilities	144,274	198,113	108,093
Real estate loans:
Commercial non-owner occupied	406,490	402,786	355,984
Multi-family	421,240	400,237	262,588
One-to-four family	78,781	84,283	125,326
Construction	141,293	124,448	67,118
Land	12,758	16,339	6,103
Other loans	5,017	4,811	3,521
Total gross loans held for investment	2,167,547	2,118,323	1,547,911
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	309	237	93
Allowance for loan losses	(16,145)	(15,100)	(10,767)
Loans held for investment, net	$2,151,711	$2,103,460	$1,537,237

Asset Quality and Allowance for Loan Losses

Nonperforming assets totaled $4.8 million or 0.18% of total assets at September 30, 2015, a decrease from $5.1 million or 0.19% at June 30, 2015. During the third quarter of 2015, nonperforming loans decreased $287,000 to total $4.1 million and other real estate owned remained unchanged at $711,000.

At September 30, 2015, the allowance for loan losses was $16.1 million, an increase of $1.0 million from June 30, 2015. At September 30, 2015, our allowance for loan losses as a percent of nonaccrual loans was 394.26%, an increase from 344.59% at June 30, 2015. The increase in the allowance for loan losses at September 30, 2015 was mainly attributable to the growth in certain segments of the loan portfolio. At September 30, 2015, the ratio of allowance for loan losses to total gross loans was 0.74%, an increase from 0.71% at June 30, 2015 and 0.70% at September 30, 2014. Including the loan fair market value discounts recorded in connection with our acquisitions, the allowance for loan losses to total gross loans ratio was 0.93% at September 30, 2015, compared with 0.94% at June 30, 2015 and 0.85% at September 30, 2014.

	September 30,	June 30,	September 30,
	2015	2015	2014
Asset Quality	(dollars in thousands)
Nonaccrual loans	$4,095	$4,382	$1,782
Other real estate owned	711	711	752
Nonperforming assets	$4,806	$5,093	$2,534
Allowance for loan losses	16,145	15,100	10,767
Allowance for loan losses as a percent of total nonperforming loans	394.26%	344.59%	604.21%
Nonperforming loans as a percent of gross loans	0.19	0.21	0.12
Nonperforming assets as a percent of total assets	0.18	0.19	0.12
Net loan charge-offs for the quarter ended	$17	$379	$250
Net loan charge-offs for quarter to average total loans, net	—%	0.07%	0.07%
Allowance for loan losses to gross loans	0.74	0.71	0.70
Delinquent Loans:
30 - 59 days	$702	$943	$20
60 - 89 days	25	28	43
90+ days (4)	2,214	1,714	343
Total delinquency	$2,941	$2,685	$406
Delinquency as a % of total gross loans	0.14%	0.13%	0.03%

Investment Securities Available for Sale

Investment securities available for sale totaled $291.1 million at September 30, 2015, an increase of $10.7 million from June 30, 2015, and an increase of $8.9 million from September 30, 2014. The increase in the third quarter was primarily the result of purchases of $29.9 million, partially offset by sales/calls of $10.4 million and principal paydowns of $9.6 million. In general, the purchase of investment securities primarily resulted from our investing excess liquidity from our banking operations and proceeds from principal payments generated by the portfolio.

	Estimated Fair Value
	September 30,	June 30,	September 30,
	2015	2015	2014
Investment securities available for sale:	(dollars in thousands)
Municipal bonds	$130,004	$120,431	$98,585
Mortgage-backed securities	161,143	160,003	183,617
Total securities available for sale	$291,147	$280,434	$282,202

Deposits

At September 30, 2015, non-maturity deposits totaled $1.63 billion, an increase of $67.8 million, or 17.3% from June 30, 2015 on an annualized basis and $515.0 million or 46.0% from September 30, 2014. At September 30, 2015, deposits totaled $2.14 billion, up $43.2 million or 8.2% from June 30, 2015 on an annualized basis and $596 million or 38.6% from September 30, 2014. During the third quarter of 2015, deposit increases included $45.2 million of noninterest bearing deposits and $27.2 million in money market/savings deposits, offset by decreases of $18.8 million in retail certificate of deposits and $5.8 million in wholesale/brokered certificates of deposit. The increase in deposits since the end of the third quarter of 2014 was due to organic growth and the acquisition of Independence Bank, which added $336 million in deposits.

The weighted average cost of deposits for the three month period ending September 30, 2015 was 0.32% an increase from 0.31% for the second quarter of 2015 and a decrease from 0.35% for the third quarter of 2014.

	September 30,	June 30,	September 30,
	2015	2015	2014
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$680,937	$635,695	$425,166
Interest-bearing:
Checking	130,671	135,228	130,221
Money market	734,553	708,214	488,677
Savings	88,323	87,511	75,373
Retail certificates of deposit	383,481	402,262	369,534
Wholesale/brokered certificates of deposit	121,242	127,073	54,495
Total interest-bearing	1,458,270	1,460,288	1,118,300
Total deposits	$2,139,207	$2,095,983	$1,543,466

Deposit Mix (% of total deposits)
Noninterest-bearing deposits	31.83%	30.33%	27.55%
Non-maturity deposits	76.41%	74.75%	72.53%

Borrowings

At September 30, 2015, total borrowings amounted to $261.8 million, an increase of $24.1 million or 10.1% from June 30, 2015 and a decrease of $4.1 million from September 30, 2014. At September 30, 2015, total borrowings represented 9.6% of total assets, compared to 9.0% and 13.1%, as of June 30, 2015 and September 30, 2014, respectively.

	September 30, 2015		June 30, 2015		September 30, 2014
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(dollars in thousands)
FHLB advances	$144,000	0.38%	$118,000	0.44%	$150,000	0.29%
Reverse repurchase agreements	47,483	1.97%	49,389	1.91%	45,561	2.09%
Subordinated debentures	70,310	5.35%	70,310	5.34%	70,310	5.34%
Total borrowings	$261,793	2.00%	$237,699	2.20%	$265,871	1.93%

Weighted average cost of borrowings during the quarter	2.77%		1.67%		1.32%
Borrowings as a percent of total assets	9.6%		9.0%		13.1%

Capital Ratios

At September 30, 2015, our ratio of tangible common equity to total assets was 8.75%, with a tangible book value of $10.80 per share and a book value per share of $13.52.

At September 30, 2015, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 11.44%, common equity tier 1 risk-based capital of 12.54%, tier 1 risk-based capital of 12.54% and total risk-based capital of 13.25%. These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.5% for common equity tier 1 risk-based capital, 8.00% for tier 1 risk-based capital and 10.00% for total risk-based capital. At September 30, 2015, the Company had a ratio for tier 1 leverage capital of 9.50%, common equity tier 1 risk-based capital of 10.02%, tier 1 risk-based capital of 10.40% and total risk-based capital of 13.65%.

	September 30,	June 30,	September 30,
	2015	2015	2014
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio (1)	11.44%	10.95%	11.48%
Common equity tier 1 risk-based capital ratio (1)	12.54%	12.39%	N/A
Tier 1 risk-based capital ratio (1)	12.54%	12.39%	12.77%
Total risk-based capital ratio (1)	13.25%	13.07%	13.42%
Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio (1)	9.50%	8.97%	9.50%
Common equity tier 1 risk-based capital ratio (1)	10.02%	9.81%	N/A
Tier 1 risk-based capital ratio (1)	10.40%	10.12%	10.53%
Total risk-based capital ratio (1)	13.65%	13.40%	14.71%
Tangible common equity ratio (2)	8.75%	8.65%	8.43%
Share Data
Book value per share	$13.52	$13.09	$11.59
Tangible book value per share (2)	10.80	10.36	9.90
Closing stock price	20.32	16.96	14.05

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on October 21, 2015 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally a telephone replay will be made available through October 29, 2015 at (877) 344-7529, conference ID 10074311.

Security California Bancorp Merger Announcement

On October 1, 2015 Pacific Premier Bancorp, Inc. announced that it had entered into a definitive agreement to acquire Security California Bancorp (OTCQB: SCAF) (“Security”), the holding company of Security Bank of California, a Riverside, California based state-chartered bank (“Security Bank”) with $733.6 million in total assets, $470.4 million in gross loans and $653.7 million in total deposits at August 31, 2015 (unaudited). Security Bank has six branches located in Riverside County, San Bernardino County and Orange County and a loan production office located in Los Angeles County. This transaction will strengthen Pacific Premier Bank’s competitive position as one of the premier commercial banks headquartered in Southern California.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks headquartered in Southern California.  Pacific Premier Bank is a business bank primarily focused on serving small and middle market business in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California. Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. Pacific Premier Bank serves its customers through its 16 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, Riverside, San Bernardino, San Diego, Seal Beach and Tustin.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the

Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2014 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Notice to Security California Bancorp and Pacific Premier Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition of Security by the Company, a registration statement on Form S-4 will be filed with the SEC by the Company. The registration statement will contain a joint proxy statement/prospectus to be distributed to the shareholders of Security and the Company in connection with their vote on the acquisition. SHAREHOLDERS OF SECURITY AND THE COMPANY ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final joint proxy statement/prospectus will be mailed to shareholders of Security and the Company. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge by (1) accessing the Company’s website at www.ppbi.com under the “Investor Relations” link and then under the heading “SEC Filings,” (2) writing the Company at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations or (3) writing Security at 3403 Tenth Street, Suite 830, Riverside, CA 92501, Attention: Corporate Secretary.

The directors, executive officers and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition. Information about the directors and executive officers of the Company is included in the proxy statement for its 2015 annual meeting of the Company shareholders, which was filed with the SEC on April 27, 2015. The directors, executive officers and certain other members of management and employees of Security may also be deemed to be participants in the solicitation of proxies in favor of the acquisition from the shareholders of Security. Information about the directors and executive officers of Security will be included in the joint proxy statement/prospectus for the acquisition. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed acquisition when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

E. Allen Nicholson
Executive Vice President/CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
ASSETS	2015	2015	2015	2014	2014
Cash and due from banks	$102,235	$82,552	$178,096	$110,650	$103,356
Federal funds sold	526	525	275	275	275
Cash and cash equivalents	102,761	83,077	178,371	110,925	103,631
Investment securities available for sale	291,147	280,434	280,461	201,638	282,202
FHLB and other stock, at cost	22,490	22,843	30,586	17,067	18,643
Loans held for investment	2,167,856	2,118,560	2,131,387	1,628,622	1,548,004
Allowance for loan losses	(16,145)	(15,100)	(13,646)	(12,200)	(10,767)
Loans held for investment, net	2,151,711	2,103,460	2,117,741	1,616,422	1,537,237
Accrued interest receivable	9,083	9,072	8,769	7,131	6,762
Other real estate owned	711	711	997	1,037	752
Premises and equipment	9,044	9,394	9,591	9,165	9,402
Deferred income taxes	13,059	12,305	12,815	9,383	10,721
Bank owned life insurance	38,953	38,665	38,377	26,822	26,642
Intangible assets	7,514	7,858	8,203	5,614	5,867
Goodwill	50,832	50,832	51,010	22,950	22,950
Other assets	17,993	18,105	16,079	10,743	9,439
TOTAL ASSETS	$2,715,298	$2,636,756	$2,753,000	$2,038,897	$2,034,248
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing checking	$680,937	$635,695	$619,763	$456,754	$425,166
Interest-bearing:
Checking	130,671	135,228	130,869	131,635	130,221
Money market/savings	822,876	795,725	809,408	600,764	564,050
Retail certificates of deposit	383,481	402,262	406,649	365,168	369,534
Wholesale/brokered certificates of deposit	121,242	127,073	76,477	76,505	54,495
Total interest-bearing	1,458,270	1,460,288	1,423,403	1,174,072	1,118,300
Total deposits	2,139,207	2,095,983	2,043,166	1,630,826	1,543,466
FHLB advances and other borrowings	191,483	167,389	343,434	116,643	195,561
Subordinated debentures	70,310	70,310	70,310	70,310	70,310
Accrued expenses and other liabilities	23,531	21,481	22,843	21,526	27,054
TOTAL LIABILITIES	2,424,531	2,355,163	2,479,753	1,839,305	1,836,391
STOCKHOLDERS’ EQUITY:
Common stock	215	215	214	169	171
Additional paid-in capital	220,992	220,759	218,528	147,474	150,062
Retained earnings	68,881	61,044	53,220	51,431	47,540
Accumulated other comprehensive income (loss), net of tax (benefit)	679	(425)	1,285	518	84
TOTAL STOCKHOLDERS’ EQUITY	290,767	281,593	273,247	199,592	197,857
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,715,298	$2,636,756	$2,753,000	$2,038,897	$2,034,248

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
INTEREST INCOME
Loans	$27,288	$27,581	$19,550	$79,382	$54,057
Investment securities and other interest-earning assets	1,812	2,158	1,484	5,527	4,230
Total interest income	29,100	29,739	21,034	84,909	58,287
INTEREST EXPENSE
Deposits	1,719	1,589	1,317	4,914	3,589
FHLB advances and other borrowings	339	407	294	1,121	792
Subordinated debentures	993	982	403	2,946	553
Total interest expense	3,051	2,978	2,014	8,981	4,934
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	26,049	26,761	19,020	75,928	53,353
PROVISION FOR LOAN LOSSES	1,062	1,833	1,284	4,725	3,263
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	24,987	24,928	17,736	71,203	50,090
NONINTEREST INCOME
Loan servicing fees	1,022	724	547	2,647	1,685
Deposit fees	629	634	412	1,845	1,329
Net gain from sales of loans	2,544	2,721	1,775	5,265	3,621
Net gain from sales of investment securities	38	139	363	293	523
Other income	792	494	1,370	1,713	1,832
Total noninterest income	5,025	4,712	4,467	11,763	8,990
NONINTEREST EXPENSE
Compensation and benefits	9,418	9,486	7,490	28,426	20,866
Premises and occupancy	2,151	2,082	1,723	6,062	4,877
Data processing and communications	681	716	420	2,099	2,036
Other real estate owned operations, net	9	56	11	113	65
FDIC insurance premiums	355	363	257	1,032	760
Legal, audit and professional expense	505	661	625	1,687	1,603
Marketing expense	567	615	318	1,785	736
Office and postage expense	525	505	441	1,529	1,155
Loan expense	370	263	258	826	633
Deposit expense	917	982	747	2,704	2,255
Merger related expense	400	—	—	4,392	626
CDI amortization	344	344	254	1,002	761
Other expense	1,132	1,141	799	3,400	2,152
Total noninterest expense	17,374	17,214	13,343	55,057	38,525
NET INCOME BEFORE INCOME TAX	12,638	12,426	8,860	27,909	20,555
INCOME TAX	4,801	4,601	3,410	10,459	7,830
NET INCOME	$7,837	$7,825	$5,450	$17,450	$12,725
EARNINGS PER SHARE
Basic	$0.36	$0.36	$0.32	$0.83	$0.75
Diluted	$0.36	$0.36	$0.31	$0.82	$0.73
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	21,510,678	21,493,641	17,069,216	21,037,345	17,078,945
Diluted	21,866,840	21,828,876	17,342,882	21,342,204	17,385,835

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$123,656	$63	0.20%	$103,385	$62	0.24%	$70,009	$26	0.15%
Federal funds sold	526	—	—	446	—	—	275	—	—
Investment securities	306,623	1,749	2.28%	306,774	2,096	2.73%	272,692	1,458	2.14%
Loans receivable, net (1)	2,064,768	27,288	5.24%	2,111,253	27,581	5.24%	1,477,896	19,550	5.25%
Total interest-earning assets	2,495,573	29,100	4.63%	2,521,858	29,739	4.73%	1,820,872	21,034	4.59%
Noninterest-earning assets	141,128			140,446			88,656
Total assets	$2,636,701			$2,662,304			$1,909,528
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$141,747	$40	0.11%	$147,620	$43	0.12%	$134,819	$40	0.12%
Money market	708,365	616	0.35%	695,935	604	0.35%	477,111	381	0.32%
Savings	91,455	37	0.16%	87,706	35	0.16%	74,790	27	0.14%
Time	523,010	1,026	0.78%	472,135	907	0.77%	380,904	869	0.91%
Total interest-bearing deposits	1,464,577	1,719	0.47%	1,403,396	1,589	0.45%	1,067,624	1,317	0.49%
FHLB advances and other borrowings	120,098	339	1.12%	263,633	407	0.62%	177,689	294	0.66%
Subordinated debentures	70,310	993	5.60%	70,310	982	5.60%	31,832	403	5.02%
Total borrowings	190,408	1,332	2.77%	333,943	1,389	1.67%	209,521	697	1.32%
Total interest-bearing liabilities	1,654,985	3,051	0.73%	1,737,339	2,978	0.69%	1,277,145	2,014	0.63%
Noninterest-bearing deposits	674,795			627,674			418,129
Other liabilities	22,435			21,431			20,410
Total liabilities	2,352,215			2,386,444			1,715,684
Stockholders' equity	284,486			275,860			193,844
Total liabilities and equity	$2,636,701			$2,662,304			$1,909,528
Net interest income		$26,049			$26,761			$19,020
Net interest rate spread (2)			3.90%			4.04%			3.96%
Net interest margin (3)			4.14%			4.26%			4.14%
Ratio of interest-earning assets to interest-bearing liabilities			150.80%			145.16%			142.57%

(1) Average balance includes nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Loan Portfolio
Business loans:
Commercial and industrial	$288,982	$284,873	$276,322	$228,979	$218,871
Franchise	295,965	257,582	216,544	199,228	163,887
Commercial owner occupied	302,556	294,545	279,703	210,995	215,938
SBA	70,191	50,306	49,855	28,404	20,482
Warehouse facilities	144,274	198,113	216,554	113,798	108,093
Real estate loans:
Commercial non-owner occupied	406,490	402,786	452,422	359,213	355,984
Multi-family	421,240	400,237	397,130	262,965	262,588
One-to-four family	78,781	84,283	116,735	122,795	125,326
Construction	141,293	124,448	111,704	89,682	67,118
Land	12,758	16,339	7,243	9,088	6,103
Other loans	5,017	4,811	6,641	3,298	3,521
Total gross loans held for investment	2,167,547	2,118,323	2,130,853	1,628,445	1,547,911
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	309	237	534	177	93
Allowance for loan losses	(16,145)	(15,100)	(13,646)	(12,200)	(10,767)
Loans held for investment, net	$2,151,711	$2,103,460	$2,117,741	$1,616,422	$1,537,237

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Asset Quality
Nonaccrual loans	$4,095	$4,382	$4,663	$1,444	$1,782
Other real estate owned	711	711	997	1,037	752
Nonperforming assets	$4,806	$5,093	$5,660	$2,481	$2,534
Allowance for loan losses	16,145	15,100	13,646	12,200	10,767
Allowance for loan losses as a percent of total nonperforming loans	394.26%	344.59%	292.64%	844.88%	604.21%
Nonperforming loans as a percent of gross loans	0.19	0.21	0.22	0.09	0.12
Nonperforming assets as a percent of total assets	0.18	0.19	0.21	0.12	0.12
Net loan charge-offs for the quarter ended	$17	$379	$384	$(12)	$250
Net loan charge-offs for quarter to average total loans, net	—%	0.07%	0.08%	—%	0.07%
Allowance for loan losses to gross loans	0.74	0.71	0.64	0.75	0.70
Delinquent Loans:
30 - 59 days	$702	$943	$645	$20	$20
60 - 89 days	25	28	375	24	43
90+ days (4)	2,214	1,714	2,258	54	343
Total delinquency	$2,941	$2,685	$3,278	$98	$406
Delinquency as a % of total gross loans	0.14%	0.13%	0.15%	0.01%	0.03%

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
DEPOSIT COMPOSITION
(dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Deposit Accounts
Noninterest-bearing checking	$680,937	$635,695	$619,763	$456,754	$425,166
Interest-bearing:
Checking	130,671	135,228	130,869	131,635	130,221
Money market	734,553	708,214	720,510	526,256	488,677
Savings	88,323	87,511	88,898	74,508	75,373
Retail certificates of deposit	383,481	402,262	406,649	365,168	369,534
Wholesale/brokered certificates of deposit	121,242	127,073	76,477	76,505	54,495
Total interest-bearing	1,458,270	1,460,288	1,423,403	1,174,072	1,118,300
Total deposits	$2,139,207	$2,095,983	$2,043,166	$1,630,826	$1,543,466

GAAP RECONCILIATIONS

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)
GAAP Reconciliations
For periods presented below, adjusted net income, adjusted diluted earnings per share and adjusted return on average assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding merger related expenses in the period results. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	September 30,	June 30, 2015	September 30,
	2015	2015	2014
Net income	$7,837	$7,825	$5,450
Plus merger related expenses, net of tax	400	—	—
Adjusted net income	$8,237	$7,825	$5,450
Diluted earnings per share	$0.36	$0.36	$0.31
Plus merger related expenses, net of tax	0.02	—	—
Adjusted diluted earnings per share	$0.38	$0.36	$0.31
Return on average assets	1.19%	1.18%	1.14%
Plus merger related expenses, net of tax	0.06	—	—
Adjusted return on average assets	1.25%	1.18%	1.14%

For periods presented below, return on average tangible common equity and adjusted return on average tangible common equity are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding merger related expenses and/or CDI amortization expense and exclude the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Net income	$7,837	$7,825	$5,450
Plus tax effected CDI amortization	213	216	156
Net income for average tangible common equity	8,050	8,041	5,606
Plus merger related expenses, net of tax	400	—	—
Adjusted net income for average tangible common equity	$8,450	$8,041	$5,606
Average stockholders' equity	$284,486	$275,860	$193,844
Less average CDI	7,686	8,080	5,994
Less average goodwill	50,832	50,965	22,950
Average tangible common equity	$225,968	$216,815	$164,900
Return on average tangible common equity	14.25%	14.84%	13.60%
Adjusted return on average tangible common equity	14.96%	14.84%	13.60%

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Total stockholders' equity	$290,767	$281,593	$273,247	$199,592	$197,857
Less intangible assets	(58,346)	(58,690)	(59,213)	(28,564)	(28,817)
Tangible common equity	$232,421	$222,903	$214,034	$171,028	$169,040
Book value per share	$13.52	$13.09	$12.78	$11.81	$11.59
Less intangible book value per share	(2.72)	(2.73)	(2.77)	(1.69)	(1.69)
Tangible book value per share	$10.80	$10.36	$10.01	$10.12	$9.90
Total assets	$2,715,298	$2,636,756	$2,753,000	$2,038,897	$2,034,248
Less intangible assets	(58,346)	(58,690)	(59,213)	(28,564)	(28,817)
Tangible assets	$2,656,952	$2,578,066	$2,693,787	$2,010,333	$2,005,431
Tangible common equity ratio	8.75%	8.65%	7.95%	8.51%	8.43%